EXHIBIT 99.1

LAS VEGAS--(BUSINESS WIRE)--Nov. 13, 2006--Wynn Resorts, Limited (Nasdaq:WYNN) announced today that Jack Binion, Chairman of Wynn International Marketing, Ltd., has been elected to the Board of Directors of Wynn Resorts (Macau), S.A. Having completed his pre-opening and opening assignments, Mr. Binion will cede his day to day operational responsibilities at Wynn Macau and will commence his role as a director and principal in the development team in the Company's Macau operations. In connection with the change in responsibilities, the Company and Mr. Binion have agreed to terminate the existing employment and related restricted stock agreements between them, effective November 17, 2006. Steve Wynn, Chairman of Wynn Resorts, commented, "I am so grateful to Jack for helping us open our new project in Macau. We look forward to his continued advice and guidance and to collaborating on further development of the Company's assets in Macau."

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China, opened, featuring 600 deluxe hotel rooms and suites, approximately 220 table games and 380 slot machines in approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 26,000 square feet of retail space, a spa, a salon, entertainment lounges and meeting facilities. Additionally, the Company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space.

CONTACT: Wynn Resorts

Samanta Stewart, 702-770-7555

SOURCE: Wynn Resorts, Limited